SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 21, 2015

The Priceline Group Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-25581	06-1528493
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Connecticut Avenue, Norwalk, Connecticut	06854
(Address of principal office)	(zip code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425

☐            Soliciting material pursuant to Rule 14a-12  under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4c  under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 21, 2015, The Priceline Group Inc. (the "Company") entered into a Second Amended and Restated Employment Agreement (the "New Employment Agreement") with Peter J. Millones, the Company's Executive Vice President, General Counsel and Secretary, to effect certain amendments to his prior employment agreement (the "Prior Agreement"). The New Employment Agreement amends the Prior Agreement to (i) eliminate provisions providing Mr. Millones with an excise tax "gross-up" in connection with severance payments following a change in control, and (ii) add provisions that will reduce the severance benefits to be paid to Mr. Millones in the event any such benefits are "parachute payments" to the extent such reduction would result in an increase in the aggregate benefits to be provided to Mr. Millones, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the U.S. Internal Revenue Code). Except as described above, the New Employment Agreement is substantially the same as the Prior Agreement. The foregoing description of the New Employment Agreement is a summary only and is qualified in its entirety by reference to the New Employment Agreement, which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.           Financial Statements and Exhibits

(d)    Exhibits

Exhibit

99.1	Second Amended and Restated Employment Agreement dated April 21, 2015 by and between the Company and Peter J. Millones.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRICELINE.COM INCORPORATED

By:	/s/ Daniel J. Finnegan
Name: Daniel J. Finnegan
Title: Chief Financial Officer

Date:  April 24, 2015

EXHIBIT INDEX

Exhibit

99.1	Second Amended and Restated Employment Agreement dated April 21, 2015 by and between the Company and Peter J. Millones.